EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice K. Henry Senior Vice President and Chief Financial Officer (919) 783-4658 www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES TRANSACTIONS IN TEXAS AND FLORIDA
AND SALE OF OPERATIONS IN SOUTHERN IOWA

RALEIGH, North Carolina (August 20, 2002) — Martin Marietta Materials, Inc. (NYSE:MLM), today announced the signing of a mining services agreement allowing it to operate three limestone quarries in northern Florida for Limerock Industries. The principal quarry is near Perry and serves the Tallahassee area. Annual shipments from the three locations are approximately 1.4 million tons and mineral reserves exceed 200 million tons. The Company has the option to purchase all of these operations. The terms of the transaction were not disclosed.

The Company also acquired an asphalt plant from Zumwalt Construction in San Antonio, Texas. This location will enable the Company to effectively serve the western sector of the San Antonio area as part of its existing asphaltic products business. Annual shipments are about 250,000 tons of asphalt. The purchase was a cash transaction with the price not disclosed.

Martin Marietta also indicated that it has sold two portable plants, six production locations and one sand plant in rural southern Iowa to Douds Stone. Annual production at these locations has been about 700,000 tons.

Commenting on the transactions, Stephen P. Zelnak, Jr., Chairman and Chief Executive Officer of Martin Marietta, stated, “The three Limerock Industries quarries significantly increase our presence in northern Florida. When coupled with our ability to move both granite and limestone into northern Florida markets by truck, rail and water, we have an expanding presence in this area with more product and delivery options than other suppliers. The Zumwalt purchase in San Antonio ties in well with our recently expanded quarry operation in the same area. We will be able to grow both our aggregates and asphalt presence in the San Antonio area with this purchase.

“In southern Iowa we divested of a series of small portable locations that primarily produced road stone for small, rural counties and sand for various commercial projects. The sale of these locations is part of our planned divestiture of nonstrategic operations.”

Martin Marietta Materials, Inc. is the nation’s second largest producer of construction aggregates and a leading producer of magnesia-based chemicals used in a wide variety of industries.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to business and economic conditions and trends in the markets the Company serves; the level and timing of federal and state transportation funding; levels of construction spending in the markets the Company serves; unfavorable weather conditions; ability to recognize quantifiable savings from internal expansion projects; ability to successfully integrate acquisitions quickly and in a cost-effective manner; fuel costs; transportation costs; competition from new or existing competitors; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. The Corporation assumes no obligation to update any such forward-looking statements.

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